SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2003

AVISTA CORPORATION (Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Item 5. Other Information

Avista Corporation (Avista Corp.) operating through its Avista Utilities division has a power cost adjustment (PCA) mechanism in Idaho that allows it to modify electric rates periodically with the approval of the Idaho Public Utilities Commission (IPUC) to recover or rebate a portion of the difference between actual net power supply costs and the amount included in base retail rates. The PCA mechanism allows for the deferral of 90 percent of the difference between certain actual net power supply expenses and the authorized level of net power supply expenses approved in the last Idaho general rate case. The IPUC originally approved a 19.4 percent surcharge in October 2001, which had been extended through October 2003. In October 2003, the IPUC issued another order extending the surcharge for an additional 60-day period while it continued to consider extending the surcharge for an additional 12 months. The IPUC staff filed comments recommending the continuation of the 19.4 percent PCA surcharge; however, they recommend the disallowance of approximately $5.9 million of deferred power costs. The recommended disallowance relates to natural gas purchased for electric generation under long-term contracts entered into during 2001 at a time of both high wholesale power and natural gas prices. Avista Utilities requested that the recovery of these costs be addressed in an electric general rate case that Avista Utilities plans to file in the first quarter of 2004. The IPUC staff comments also recommend that Avista Utilities work with the IPUC staff and customers with respect to its risk policies for long-term fuel supply contracts.

On November 18, 2003, the IPUC issued an order extending the 19.4 percent PCA surcharge through October 2004. The IPUC directed Avista Utilities to file a PCA status report with the electric general rate case and 60 days before the PCA surcharge expires. In addition to the $5.9 million of previously deferred power costs identified by the IPUC staff, the IPUC ordered the further consideration of $6.0 million of additional costs associated with natural gas purchased for electric generation. As such, a total of $11.9 million of deferred power costs will be reviewed in an electric general rate case that Avista Utilities will file by March 31, 2004 per IPUC orders. Avista Utilities believes that such costs for long-term fuel supply contracts were prudently incurred in the best interest of its electric customers. The IPUC has also directed Avista Utilities to work with the IPUC staff and interested customers to address concerns with respect to risk management policies as it pertains to long-term fuel supply contracts. The IPUC expects Avista Utilities to address this issue in its electric general rate case filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: November 20, 2003	/s/ Malyn K. Malquist Malyn K. Malquist Senior Vice President and Chief Financial Officer